================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                             ARCH CAPITAL GROUP LTD.
            --------------------------------------------------------
                                (Name of Issuer)

                    COMMON SHARES, PAR VALUE $0.01 PER SHARE
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    011576290
                               -------------------
                                 (CUSIP Number)
       ------------------------------------------------------------------


                             SCOTT A. ARENARE, ESQ.
                               WARBURG PINCUS LLC
                              466 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 878-0600
       ------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 WITH A COPY TO:

                           ANDREW R. BROWNSTEIN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000


                               SEPTEMBER 19, 2002
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [_].




                               Page 1 of 13 Pages

================================================================================

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 2 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS (BERMUDA) PRIVATE EQUITY VIII, L.P.
                    I.R.S. IDENTIFICATION NO.  13-4194502
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               10,703,994*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  10,703,994*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         10,703,994*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    30.2%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 3 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS (BERMUDA) INTERNATIONAL PARTNERS, L.P.
                    I.R.S. IDENTIFICATION NO.  13-4194501
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               10,275,835*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  10,275,835*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         10,275,835*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    29.3%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 4 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I, C.V. I.R.S. IDENTIFICATION NO. 13-4133834
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    THE NETHERLANDS
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               256,895*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  256,895*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         256,895*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.0%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 5 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS II, C.V. I.R.S. IDENTIFICATION NO. 13-41333841
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    THE NETHERLANDS
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               171,263*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  171,263*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         171,263*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.7%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    PN
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 6 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS (BERMUDA) PRIVATE EQUITY LTD.
                    I.R.S. IDENTIFICATION NO.  Pending
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               10,703,994*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  10,703,994*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         10,703,994*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    30.2%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 7 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS (BERMUDA) INTERNATIONAL LTD.
                    I.R.S. IDENTIFICATION NO.  Pending
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    BERMUDA
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               10,275,835*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  10,275,835*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         10,275,835*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    29.3%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 8 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG, PINCUS & CO.
                    I.R.S. IDENTIFICATION NO.  13-6358475
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    NEW YORK
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               428,158*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  428,158*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         428,158*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    1.6%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    CO
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 9 of 13 Pages
-----------------------                                   ---------------------


--------------------------------------------------------------------------------
   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    WARBURG PINCUS LLC
                    I.R.S. IDENTIFICATION NO.  13-3536050
--------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
   3          SEC USE ONLY                                                 |_|
--------------------------------------------------------------------------------
   4          SOURCE OF FUNDS
                    WC
--------------------------------------------------------------------------------
   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|
--------------------------------------------------------------------------------
   6          CITIZENSHIP OR PLACE OF ORGANIZATION
                    NEW YORK
--------------------------------------------------------------------------------
               7
                    SOLE VOTING POWER
  NUMBER OF               21,407,987*
              ------------------------------------------------------------------
   SHARES      8
                    SHARED VOTING POWER
BENEFICIALLY              -0-
              ------------------------------------------------------------------
  OWNED BY     9
                    SOLE DISPOSITIVE POWER
    EACH                  21,407,987*
              ------------------------------------------------------------------
  REPORTING    10
                    SHARED DISPOSITIVE POWER
  PERSON WITH            -0-
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         21,407,987*
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                       |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    47.4%+
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
                    OO
--------------------------------------------------------------------------------



--------------------
* Assumes full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.
+ Gives effect to the new issuance of Common Shares upon the full conversion of all Preference Shares beneficially owned by such Reporting Person into Common Shares.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 10 of 13 Pages
-----------------------                                   ---------------------


            Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on November 20, 2001 on behalf of Warburg Pincus (Bermuda) Private Equity VIII, L.P., a limited partnership organized under the laws of Bermuda ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P., a limited partnership organized under the laws of Bermuda ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V., a limited partnership organized under the laws of The Netherlands ("WPIP Netherlands I"), Warburg Pincus Netherlands International Partners II, C.V., a limited partnership organized under the laws of The Netherlands ("WPIP Netherlands II", and together with WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I, the "Investors"), Warburg Pincus (Bermuda) Private Equity Ltd., a company organized under the laws of Bermuda ("WP VIII Bermuda Ltd."), Warburg Pincus (Bermuda) International Ltd., a company organized under the laws of Bermuda ("WPIP Bermuda Ltd."), Warburg, Pincus & Co., a New York general partnership ("WP"), and Warburg Pincus LLC, a New York limited liability company ("WP LLC"). The Investors, together with WP VIII Bermuda Ltd., WPIP Bermuda Ltd., WP and WP LLC, are referred to herein as the "Reporting Persons". All capitalized terms used without definition in this Amendment No. 1 to Schedule 13D shall have the meanings set forth in the
Schedule 13D.

            This Amendment No. 1 to Schedule 13D amends the Schedule 13D as follows.


ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
            -------------------------------------------------

Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following:

            The total amount of funds required by each Investor to fund the exercise of the Warrants as described herein was furnished from the working capital of such Investor and is set forth below.

                Investor                                   Amount
                --------                                   ------

            WP VIII Bermuda                              $20,039,180

            WPIP Bermuda                                 $19,237,620

            WPIP Netherlands I                              $480,940

            WPIP Netherlands II                             $320,620

                  Total                                  $40,078,360


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.
            ------------------------------------

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following:

(a) The Reporting Persons beneficially own Common Shares of the Company by virtue of their ownership of an aggregate of 2,003,918 Common Shares and of an aggregate of 19,404,069 Preference Shares, which are convertible into Common Shares as described under Item 4. As of September 20, 2002, the Investors collectively beneficially owned an

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 11 of 13 Pages
-----------------------                                   ---------------------


     aggregate of 21,407,987 Common Shares, assuming the full conversion of the Preference Shares into Common Shares. By reason of its relationship with the Investors, under Rule 13d-3 under the Exchange Act, WP and WP LLC may each be deemed to own beneficially all of the Common Shares that are beneficially owned by the Investors.

     Assuming the full conversion of the Preference Shares into Common Shares, as of September 20, 2002, the 21,407,987 Common Shares collectively beneficially owned by the Reporting Persons would represent approximately 47.4% of the outstanding Common Shares, after giving effect to the new issuance of Common Shares upon the full conversion of the Preference Shares into Common Shares and upon the exercise of the Warrants described herein and based on the 23,795,740 Common Shares outstanding as of June 30, 2002 as set forth in the Company's Form 10-Q for the quarter then ended.

(b) The Investors collectively have beneficial ownership of 21,407,987 Common Shares, assuming the full conversion of the Preference Shares into Common Shares. Of these Common Shares, 19,404,069 Common Shares are represented by 19,404,069 Preference Shares, which even if not converted into Common Shares would in the aggregate be entitled to the voting power equivalent to 19,404,069 Common Shares. Each Investor exercises voting power and dispositive power over its holdings of such shares through its respective general partner, which, in turn, acts through its respective general partner.

(c) On September 20, 2002, the Investors exercised Warrants to purchase an aggregate of 2,003,918 Common Shares, at a per share price of $20.00 or $40,078,360 in the aggregate. Except as otherwise described herein, during the last sixty days there were no transactions effected by the Reporting Persons or by any of the persons set forth on Schedule I hereto.

(d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of the Common Shares and the Preference Shares is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Shares or Preference Shares.

(e)   Not applicable.

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 12 of 13 Pages
-----------------------                                   ---------------------



                                   SIGNATURES


            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


 Dated:  September 20, 2002



                              WARBURG PINCUS (BERMUDA)
                                    PRIVATE EQUITY VIII, L.P.

                              By: Warburg Pincus (Bermuda) Private Equity Ltd., Its General Partner

                                  By:  /s/ Kewsong Lee
                                      ----------------------------------
                                      Name:   Kewsong Lee
                                      Title:  Managing Director



                              WARBURG PINCUS (BERMUDA)
                                    INTERNATIONAL PARTNERS, L.P.

                              By: Warburg Pincus (Bermuda) International Ltd.,
                                     Its General Partner

                                  By:  /s/ Kewsong Lee
                                      ----------------------------------
                                      Name:   Kewsong Lee
                                      Title:  Managing Director



                              WARBURG PINCUS NETHERLANDS
                                    INTERNATIONAL PARTNERS I, C.V.

                              By: Warburg, Pincus & Co.,
                                     General Partner

                                  By:  /s/ Kewsong Lee
                                      ----------------------------------
                                      Name:   Kewsong Lee
                                      Title:  Managing Director

-----------------------                                   ---------------------
 CUSIP No. 011576290              SCHEDULE 13D             Page 13 of 13 Pages
-----------------------                                   ---------------------


                              WARBURG PINCUS NETHERLANDS
                                    INTERNATIONAL PARTNERS II, C.V.

                              By: Warburg, Pincus & Co.,
                                     General Partner

                                  By:  /s/ Kewsong Lee
                                      ----------------------------------
                                     Name:   Kewsong Lee
                                     Title:  Managing Director


                              WARBURG PINCUS (BERMUDA)
                                    PRIVATE EQUITY LTD.

                              By:  /s/ Kewsong Lee
                                  -----------------------------------------
                                  Name:   Kewsong Lee
                                  Title:  Managing Director


                              WARBURG PINCUS (BERMUDA)
                                    INTERNATIONAL LTD.

                              By:  /s/ Kewsong Lee
                                  -----------------------------------------
                                  Name:   Kewsong Lee
                                  Title:  Managing Director


                              WARBURG, PINCUS & CO.

                              By:  /s/ Kewsong Lee
                                  -----------------------------------------
                                  Name:   Kewsong Lee
                                  Title:  Managing Director


                              WARBURG PINCUS LLC

                              By:  /s/ Kewsong Lee
                                  -----------------------------------------
                                  Name:   Kewsong Lee
                                  Title:  Managing Director